Exhibit (h)(24)

AMENDMENT

TO

PARTICIPATION AGREEMENT

This AMENDMENT (this “Amendment”) is dated as of July 9, 2012 by and among M FUND, INC., a corporation organized and existing under the laws of the State of Maryland (the “Fund”), M FINANCIAL ADVISERS, INC., a corporation organized and existing under the laws of the State of Colorado (the “Advisor”), M HOLDINGS SECURITIES, INC., a corporation organized and existing under the laws of the State of Oregon (the “Distributor”), and TIAA-CREF LIFE INSURANCE COMPANY, a corporation organized and existing under the laws of the State of New York (the “Company”).

WHEREAS, the parties hereto are parties to a Participation Agreement entered into on April 1, 2012 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to so that the Fund/SERVE-Defined Contribution Clearance and Settlement Service Processing Procedures and the rules and procedures of the NSCC Division of the National Securities Clearing Corporation (“NSCC”) will govern the purchase, redemption and settlement of orders effected pursuant to the Agreement through NSCC;

NOW THEREFORE, in consideration of the mutual promises, the Company, the Fund, the Adviser and the Distributor agree as follows:

1. Amendment. Section 2.3 of the Agreement is deleted and replaced in its entirety with the following:

“2.3. Purchase and Redemption Procedures

(a) The Fund hereby appoints the Company as a designee of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Series shares made available hereunder, and receipt by the Company as designee shall constitute receipt by the Fund; provided that the Company receives the order by 4:00 p.m. Eastern time/close of regular trading on NYSE and the Fund receives notice of such order by the time required by Section 2.3(b) or (c) below, as applicable.

(b) Transactions in Series shares will normally be settled through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system and the following provisions shall apply:

(1) The Fund and the Company each represent that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares and executed through the

Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”).

(2) The Fund and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Fund and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Fund and the Company or their designees will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, Networking System to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(4) Based on Contract owner instructions and other authorized account transactions received by the Company prior to the close of the New York Stock Exchange on each Business Day (T), the Company or its designee shall transmit to the Fund via the Networking System by the time of receipt of Cycle 11 from the NSCC on the following Business Day, (T+1), a file containing the order, in dollars or shares, by each Account for shares of each Series for the preceding Business Day.

(5) Settlement for all orders effected pursuant to the Agreement will occur on a (T+1) basis, in same day funds, through the Networking System, unless an order is submitted manually. All orders submitted prior to Cycle 11 via the Networking System shall receive prices from the trade date (T).

(c) If, on any Business Day, (i) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (ii) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible. In the event this occurs, on (T+1), the Company will fax a trade sheet by 10:00 a.m., Eastern Time, to the Fund. Settlement for all orders faxed by the Company to the Fund prior to 10:00 a.m., Eastern Time, shall occur on a (T+1) basis via federal wire to the Fund’s or Company’s designated custodial account, as applicable.

(d) If federal funds are not received on the day the Fund is notified of the purchase request for Series shares pursuant to Section 2.3(b) or (c), then such funds will be invested, and Series shares purchased thereby will be issued at the net asset value next determined after the Fund receives such payment.

(e) The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract Owners; the Company alone shall be responsible for such action.”

2.	Other Provisions. The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

3.	Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4.	Signatures. This Amendment may be signed in counterparts. A fax of portable document format (pdf) transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax- or pdf- transmitted signature page by delivering an original signature page to the requesting party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this AMENDMENT TO PARTICIPATION AGREEMENT to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

M FUND, INC.

By:	/s/ JoNell Hermanson
Name:	JoNell Hermanson
Title:	President

M FINANCIAL ADVISERS, INC.

By:	/s/ JoNell Hermanson
Name:	JoNell Hermanson
Title:	President

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Jeremy Ragsdale
Name:	Jeremy Ragsdale
Title:	VP Product Management - TIAA-CREF Life Insurance Company

M HOLDINGS SECURITIES, INC.

By:	/s/ Carrie Fleisher
Name:	Carrie Fleisher
Title:	[ILLEGIBLE]